Exhibit 99

Investor Relations Contact

Shane O'Connor, Executive Vice President & CFO

UniFirst Corporation

978-658-8888

shane_oconnor@unifirst.com

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF FISCAL 2026

Wilmington, MA – April 1, 2026 – UniFirst Corporation (NYSE: UNF) (“UniFirst” or the “Company”) today reported results for its fiscal 2026 second quarter ended February 28, 2026.

Second Quarter 2026 Consolidated Results

•
Consolidated revenues increased 3.4% to $622.5 million compared to $602.2 million in the second quarter of fiscal 2025, driven by organic growth in the core Uniform & Facility Service Solutions segment.
•
Operating income and Adjusted EBITDA were $26.0 million and $66.8 million, respectively, compared to $31.2 million and $68.9 million, respectively, in the second quarter of fiscal 2025.
•
Operating margin was 4.2% compared to 5.2% in the prior year period, reflecting planned investments in growth and digital transformation initiatives.
•
Net income was $20.5 million compared to $24.5 million in the prior year period and diluted earnings per share was $1.13 compared to $1.31 in the prior year period.
•
Adjusted EBITDA margin was 10.7% compared to 11.4% in the prior year period.
•
The quarterly tax rate was 25.1% compared to 25.0% in the prior year period.

Steven Sintros, UniFirst President and Chief Executive Officer, said, “We delivered solid results in the second quarter as we continued to take meaningful actions to invest in growth and deliver operational efficiencies. Our differentiated, service-driven model continues to build loyalty amongst new and existing customers as they recognize our commitment to reliability, accountability and sustained relationships.”

Mr. Sintros continued, “Our accomplishments continue to be made possible by our thousands of Team Partners across the business. I’m thankful for their dedication to UniFirst and each other, which helps us win with customers every day.”

The Company's results for the second quarter of fiscal 2026 and 2025 included approximately $3.0 million and $1.9 million, respectively, of costs related to its enterprise resource planning project (“Key Initiative”), which is expected to enhance long-term growth, scalability, operating efficiency and profitability. In the second quarter of fiscal 2026 and 2025, these costs decreased:

•
Both operating income and Adjusted EBITDA by $3.0 million and $1.9 million, respectively.
•
Net income by $2.2 million and $1.6 million, respectively.
•
Diluted earnings per share by $0.12 and $0.09, respectively.

UniFirst's results for the second quarter of fiscal 2026 were further impacted by (1) approximately $2.0 million in costs related to shareholder engagement and proxy-related matters in connection with the Company’s 2026 annual meeting of shareholders and the proposed merger with Cintas Corporation (“Cintas”), and (2) legal expenses related to an employee matter of $2.5 million (referred to collectively as the “Strategic and Employee Matters”).

As previously announced on March 11, 2026, UniFirst and Cintas have entered into a definitive agreement under which Cintas will acquire UniFirst. Under the terms of the agreement, UniFirst shareholders will receive $155.00 in cash and 0.7720 shares of Cintas stock for each UniFirst share they own. The transaction is expected to close in the second half of calendar 2026, subject to customary closing conditions, approval by UniFirst shareholders and the receipt of certain regulatory approvals.

Segment Reporting Results

Uniform & Facility Service Solutions

•
Revenues increased 3.2% to $568.8 million compared to $551.4 million in the prior year period.
•
Organic growth, which excludes the effect of acquisitions and fluctuations in the Canadian dollar, was 2.8%.

•
As a result of the Company's strategic investments in growth, new customer account acquisitions surpassed those of the corresponding period last year, and customer retention rates also demonstrated improvement.
•
Operating margin was 4.4% compared to 5.5% in the prior period and Adjusted EBITDA margin was 11.1% compared to 12.0% in the prior period, reflecting the Company’s planned investments in growth and digital transformation initiatives. In addition, the costs incurred related to the Strategic and Employee Matters were recorded to this segment. These additional costs were partially offset by lower merchandise costs.
•
Costs related to the Company’s Key Initiative were also recorded to this segment and decreased operating and Adjusted EBITDA margins by 0.5% and 0.3% in the second quarters of fiscal 2026 and 2025, respectively.

First Aid & Safety Solutions

•
Revenues increased 12.2% to $30.8 million compared to $27.5 million in the prior year period.
•
Operating loss and Adjusted EBITDA were $1.1 million and $0.3 million, respectively.
•
The segment’s results again reflected the investments the Company has made to drive growth and improve profitability in its First Aid van business.

Other

•
Revenues for the quarter decreased 1.9% to $22.9 million compared to $23.4 million in the prior year period, reflecting the continued wind-down of a large refurbishment project and fewer reactor outages.
•
Operating income and Adjusted EBITDA were $2.2 million and $3.2 million, respectively.
•
This segment consists of its nuclear solutions. Given the cyclical and seasonal nature of the nuclear industry, this segment’s results are often affected by seasonality, the timing and duration of power reactor outages and project-based activities.

Balance Sheet and Capital Allocation

•
Cash, cash equivalents and short-term investments were $157.5 million and the Company had no long-term debt outstanding as of February 28, 2026.
•
The Company did not repurchase any shares of its Common Stock in the second quarter of fiscal 2026 and had $8.9 million remaining under its existing share repurchase authorization as of February 28, 2026.
•
The Company declared a quarterly cash dividend of $0.365 per Common Stock share on January 13, 2026.

As previously announced, due to the pending transaction with Cintas, UniFirst is no longer providing financial guidance or hosting quarterly conference calls regarding our financial results.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation (NYSE: UNF) is a North American leader in the supply and servicing of uniform and workwear programs, facility service products, as well as first aid and safety supplies and services. Together with its subsidiaries, the Company also manages specialized garment programs for the cleanroom and nuclear industries. In addition to partnering with leading brands, UniFirst manufactures its own branded workwear, protective clothing, and floorcare products at its five company-owned ISO-9001-certified manufacturing facilities. With more than 270 service locations, over 300,000 customer locations, and 16,000-plus employee Team Partners, the Company outfits more than 2 million workers every day. For more information, contact UniFirst at 888.296.2740 or visit UniFirst.com.

Forward-Looking Statements Disclosure

This public announcement contains forward-looking statements within the meaning of the federal securities laws that reflect the Company's current views with respect to future events and financial performance, including statements regarding the transaction between UniFirst and Cintas (the “Transaction”). Forward-looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “guidance,” “outlook,” “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” “strategy,” “objective,” “assume,” “strive,” “design,” “assumption,” “vision,” “approximate,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward-looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward-looking statements.

The following Transaction-related factors, among others, could cause actual results to differ materially from those expressed in or implied by forward-looking statements: the occurrence of any event, change, or other circumstance that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Cintas and UniFirst; the outcome of any legal proceedings that may be instituted against Cintas or UniFirst; the possibility that the Transaction does not close when expected or at all because required regulatory, shareholder, or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all (and the risk that seeking or obtaining such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the Transaction); the risk that the benefits from the Transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, trade policy (including tariff levels), laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Cintas and UniFirst operate; any failure to promptly and effectively integrate the businesses of Cintas and UniFirst; the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; reputational risk and potential adverse reactions of Cintas’ or UniFirst’s customers, employees or other business partners, including those resulting from the announcement, pendency or completion of the Transaction; the dilution caused by Cintas’ issuance of additional shares of its capital stock in connection with the Transaction; changes in the trading price of Cintas’ or UniFirst’s capital stock; and the diversion of management’s attention and time to the Transaction from ongoing business operations and opportunities

Additional factors include, but are not limited to, uncertainties caused by an economic recession or other adverse economic conditions, including, without limitation, as a result of elevated inflation or interest rates or extraordinary events or circumstances such as geopolitical conflicts like the conflicts between Russia and Ukraine and the United States and Iran and other disruption in the Middle East and their impact on our customers' businesses and workforce levels, disruptions of our business and operations, including limitations on, or closures of, our facilities, or the business and operations of our customers or suppliers in connection with extraordinary events or circumstances, uncertainties regarding our ability to consummate acquisitions and successfully integrate acquired businesses and the performance of such businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, our ability to compete successfully without any significant degradation in our margin rates, seasonal and quarterly fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, which such supply could be severely disrupted as a result of extraordinary events or circumstances such as the conflict between Russia and Ukraine and the United States and Iran, any loss of key management or other personnel, increased costs as a result of any changes in federal, state, international or other laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding, or adverse impacts from continued high price levels of natural gas, electricity, fuel and labor or increases in such costs, the negative effect on our business from sharply depressed oil and natural gas prices, the continuing increase in domestic healthcare costs, increased workers' compensation claim costs, increased healthcare claim costs, our ability to retain and grow our customer base, demand and prices for our products and services, fluctuations in our nuclear business, political or other instability, supply chain disruption or infection among our employees in Mexico and Nicaragua where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate a new enterprise resource planning computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, additional professional and internal costs necessary for compliance with any changes in or additional Securities and Exchange Commission (the “SEC”), New York Stock Exchange and accounting or other rules, strikes and unemployment levels, our efforts to evaluate and potentially reduce internal costs, the impact of U.S. and foreign trade policies and tariffs or other impositions on imported goods on our business, results of operations and financial condition, our ability to successfully implement our business strategies and processes, including our capital allocation strategies, our ability to successfully remediate the material weakness in internal control over financial reporting disclosed in our Annual Report on Form 10-K for the year ended August 30, 2025 and the other factors described under Part I, Item 1A. “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended August 30, 2025, Part II, Item 1A. “Risk Factors” and elsewhere in our subsequent Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Consolidated Statements of Income

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
(In thousands, except per share data)	February 28, 2026	March 1, 2025	February 28, 2026	March 1, 2025
Revenues	$622,505	$602,219	$1,243,823	$1,207,127

Operating expenses:
Cost of revenues (1)	403,686	394,145	796,715	775,199
Selling and administrative expenses (1)	157,413	141,914	305,219	275,429
Depreciation and amortization	35,392	34,946	70,567	69,754
Total operating expenses	596,491	571,005	1,172,501	1,120,382

Operating income	26,014	31,214	71,322	86,745

Other (income) expense:
Interest income, net	(1,576)	(2,213)	(3,505)	(4,908)
Other expense, net	250	794	509	1,084
Total other income, net	(1,326)	(1,419)	(2,996)	(3,824)

Income before income taxes	27,340	32,633	74,318	90,569
Provision for income taxes	6,856	8,174	19,471	23,005

Net income	$20,484	$24,459	$54,847	$67,564

Income per share – Basic:
Common Stock	$1.18	$1.37	$3.15	$3.78
Class B Common Stock	$0.94	$1.10	$2.52	$3.02

Income per share – Diluted:
Common Stock	$1.13	$1.31	$3.02	$3.62

Income allocated to – Basic:
Common Stock	$17,133	$20,559	$45,887	$56,778
Class B Common Stock	$3,351	$3,900	$8,960	$10,786

Income allocated to – Diluted:
Common Stock	$20,484	$24,459	$54,847	$67,564

Weighted average shares outstanding – Basic:
Common Stock	14,523	15,009	14,557	15,011
Class B Common Stock	3,551	3,558	3,551	3,566

Weighted average shares outstanding – Diluted:
Common Stock	18,143	18,649	18,159	18,653

(1)
Exclusive of depreciation on the Company's property, plant and equipment and amortization on its intangible assets.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	February 28, 2026	August 30, 2025
Assets
Current assets:
Cash and cash equivalents	$151,794	$203,501
Short-term investments	5,664	5,672
Receivables, net	291,580	285,297
Inventories	147,477	145,197
Rental merchandise in service	236,251	227,720
Prepaid taxes	7,185	7,708
Prepaid expenses and other current assets	63,135	49,508
Total current assets	903,086	924,603
Property, plant and equipment, net	848,054	829,622
Goodwill	669,996	657,748
Customer contracts and other intangible assets, net	95,790	105,829
Deferred income taxes	991	977
Operating lease right-of-use assets, net	77,804	70,110
Other assets	204,677	189,266
Total assets	$2,800,398	$2,778,155
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$92,089	$94,980
Accrued liabilities	178,065	176,903
Accrued taxes	30	674
Operating lease liabilities, current	20,225	17,846
Total current liabilities	290,409	290,403
Long-term liabilities:
Accrued liabilities	129,862	128,554
Accrued and deferred income taxes	137,166	135,648
Operating lease liabilities	59,669	54,593
Total liabilities	617,106	609,198
Shareholders’ equity:
Common Stock	1,453	1,468
Class B Common Stock	355	355
Capital surplus	109,755	109,107
Retained earnings	2,091,769	2,079,812
Accumulated other comprehensive loss	(20,040)	(21,785)
Total shareholders’ equity	2,183,292	2,168,957
Total liabilities and shareholders’ equity	$2,800,398	$2,778,155

Detail of Operating Results

(Unaudited)

	Thirteen Weeks Ended February 28, 2026				Thirteen Weeks Ended March 1, 2025
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Total	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Total
Revenues	$568,808	$30,793	$22,904	$622,505	$551,407	$27,454	$23,358	$602,219
Revenue Growth %	3.2%	12.2%	-1.9%	3.4%

Operating Income (1), (2)	$24,875	$(1,106)	$2,245	$26,014	$30,172	$(486)	$1,528	$31,214
Operating Margin	4.4%	-3.6%	9.8%	4.2%	5.5%	-1.8%	6.5%	5.2%

Adjusted EBITDA (1), (2)	$63,265	$314	$3,235	$66,814	$65,994	$490	$2,434	$68,918
Adjusted EBITDA Margin	11.1%	1.0%	14.1%	10.7%	12.0%	1.8%	10.4%	11.4%

(1)
The Company's financial results for the second quarter of fiscal 2026 and 2025 included approximately $3.0 million and $1.9 million, respectively, of costs directly attributable to its Key Initiative.
(2)
The Key Initiative costs decreased both Uniform & Facility Service Solutions' segment operating and Adjusted EBITDA margin for the second quarters of fiscal 2026 and 2025 by 0.5% and 0.3%, respectively.

	Twenty-Six Weeks Ended February 28, 2026				Twenty-Six Weeks Ended March 1, 2025
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Total	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Total
Revenues	$1,134,700	$61,037	$48,086	$1,243,823	$1,104,159	$53,676	$49,292	$1,207,127
Revenue Growth %	2.8%	13.7%	-2.4%	3.0%

Operating Income (3), (4)	$66,712	$(1,508)	$6,118	$71,322	$78,692	$(145)	$8,198	$86,745
Operating Margin	5.9%	-2.5%	12.7%	5.7%	7.1%	-0.3%	16.6%	7.2%

Adjusted EBITDA (3), (4)	$140,461	$1,114	$8,050	$149,625	$151,097	$1,743	$10,038	$162,878
Adjusted EBITDA Margin	12.4%	1.8%	16.7%	12.0%	13.7%	3.2%	20.4%	13.5%

(3)
The Company's financial results for the first half of fiscal 2026 and 2025 included approximately $5.3 million and $4.4 million, respectively, of costs directly attributable to its Key Initiative.
(4)
The Key Initiative costs decreased both Uniform & Facility Service Solutions' segment operating and Adjusted EBITDA margin for the first half of fiscal 2026 and 2025 by 0.5% and 0.4%, respectively.

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	February 28, 2026	March 1, 2025
Cash flows from operating activities:
Net income	$54,847	$67,564
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization (1)	70,567	69,754
Share-based compensation	6,261	6,034
Accretion on environmental contingencies	702	640
Accretion on asset retirement obligations	536	314
Deferred income taxes	433	2,159
Loss on sale of property and equipment	163	55
Other	83	224
Changes in assets and liabilities, net of acquisitions:
Receivables, less reserves	(5,915)	(4,878)
Inventories	(1,551)	(2,242)
Rental merchandise in service	(8,360)	10,233
Prepaid expenses and other current assets and Other assets	(16,347)	(13,429)
Accounts payable	(1,074)	(3,729)
Accrued liabilities	(12,756)	(8,867)
Prepaid and accrued income taxes	886	4,472
Net cash provided by operating activities	88,475	128,304

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(14,627)	(5,374)
Capital expenditures, including capitalization of software costs	(77,284)	(66,086)
Purchases of investments	(5,664)	(14,734)
Maturities of investments	5,664	18,747
Proceeds from sale of assets	362	222
Net cash used in investing activities	(91,549)	(67,225)

Cash flows from financing activities:
Proceeds from exercise of share-based awards	4	4
Taxes withheld and paid related to net share settlement of equity awards	(4,170)	(4,218)
Repurchase of Common Stock	(32,736)	(12,528)
Payment of cash dividends	(12,470)	(12,153)
Net cash used in financing activities	(49,372)	(28,895)

Effect of exchange rate changes	739	(1,581)

Net (decrease) increase in cash and cash equivalents	(51,707)	30,603
Cash and cash equivalents at beginning of period	203,501	161,571
Cash and cash equivalents at end of period	$151,794	$192,174
(1)
Depreciation and amortization for the first half of fiscal 2026 and 2025 included approximately $8.1 million and $8.4 million, respectively, of non-cash amortization expense recognized on acquisition-related intangible assets.

Reconciliation of GAAP to Non-GAAP Financial Measures

The Company reports its consolidated financial results in accordance with generally accepted accounting principles (“GAAP”). To supplement the Company’s consolidated financial results in this press release, the Company also presents Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures. The Company defines Adjusted EBITDA as net income before interest, income taxes, depreciation and amortization, further adjusted for share-based compensation expense and other items impacting the comparability of the Company’s underlying operating performance between periods. Adjusted EBITDA margin is defined as Adjusted EBITDA for a period divided by revenue for the same period.

The Company believes these non-GAAP financial measures provide useful supplemental information regarding the performance of the Company and its segments to both management and investors. In addition, by excluding certain items, these non-GAAP financial measures enable management and investors to further evaluate the underlying operating performance of the Company.

Supplemental reconciliations of the Company’s consolidated net income on a GAAP basis to Adjusted EBITDA and Adjusted EBITDA margin are presented in the following table. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures, which are provided below. Adjusted EBITDA and Adjusted EBITDA margin should be considered in addition to, and not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

The Company does not allocate its provision for income taxes to its business segments and as a result, presents it in a separate column in the following tables.

	Thirteen Weeks Ended February 28, 2026
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Unallocated Adjustments	Total
Revenue	$568,808	$30,793	$22,904	$—	$622,505

Net income	$26,201	$(1,106)	$2,245	$(6,856)	$20,484
Provision for income taxes	—	—	—	6,856	6,856
Interest income, net	(1,576)	—	—	—	(1,576)
Depreciation and amortization	33,187	1,387	818	—	35,392
Share-based compensation expense	3,469	33	172	—	3,674
Non-operating adjustments (1)	1,984	—	—	—	1,984
Adjusted EBITDA	$63,265	$314	$3,235	$—	$66,814
Adjusted EBITDA Margin	11.1%	1.0%	14.1%		10.7%

	Thirteen Weeks Ended March 1, 2025
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Unallocated Adjustments	Total
Revenue	$551,407	$27,454	$23,358	$—	$602,219

Net income	$31,591	$(486)	$1,528	$(8,174)	$24,459
Provision for income taxes	—	—	—	8,174	8,174
Interest income, net	(2,213)	—	—	—	(2,213)
Depreciation and amortization	33,234	947	765	—	34,946
Share-based compensation expense	3,028	29	141	—	3,198
Executive transaction costs (2)	354	—	—	—	354
Adjusted EBITDA	$65,994	$490	$2,434	$—	$68,918
Adjusted EBITDA Margin	12.0%	1.8%	10.4%		11.4%

(1)
Primarily represents costs related to shareholder engagement and proxy-related matters in connection with the Company’s 2026 annual meeting of shareholders and the proposed merger with Cintas.
(2)
Primarily represent one-time costs expected to be incurred related to the hiring and on-boarding of the Company's new Chief Operating Officer, Kelly Rooney, and for the transition of Michael Croatti from his role as Executive Vice President, Operations.

	Twenty-Six Weeks Ended February 28, 2026
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Unallocated Adjustments	Total
Revenue	$1,134,700	$61,037	$48,086	$—	$1,243,823

Net income	$69,708	$(1,508)	$6,118	$(19,471)	$54,847
Provision for income taxes	—	—	—	19,471	19,471
Interest income, net	(3,505)	—	—	—	(3,505)
Depreciation and amortization	66,397	2,558	1,612	—	70,567
Share-based compensation expense	5,877	64	320	—	6,261
Non-operating adjustments (3)	1,984	—	—	—	1,984
Adjusted EBITDA	$140,461	$1,114	$8,050	$—	$149,625
Adjusted EBITDA Margin	12.4%	1.8%	16.7%		12.0%

	Twenty-Six Weeks Ended March 1, 2025
(In thousands, except percentages)	Uniform & Facility Service Solutions	First Aid & Safety Solutions	Other	Unallocated Adjustments	Total
Revenue	$1,104,159	$53,676	$49,292	$—	$1,207,127

Net income	$82,516	$(145)	$8,198	$(23,005)	$67,564
Provision for income taxes	—	—	—	23,005	23,005
Interest income, net	(4,908)	—	—	—	(4,908)
Depreciation and amortization	66,344	1,832	1,578	—	69,754
Share-based compensation expense	5,716	56	262	—	6,034
Executive transaction costs (4)	1,429	—	—	—	1,429
Adjusted EBITDA	$151,097	$1,743	$10,038	$—	$162,878
Adjusted EBITDA Margin	13.7%	3.2%	20.4%		13.5%

(3)
Primarily represents costs related to shareholder engagement and proxy-related matters in connection with the Company’s 2026 annual meeting of shareholders and the proposed merger with Cintas.
(4)
Primarily represent one-time costs expected to be incurred related to the hiring and on-boarding of the Company's new Chief Operating Officer, Kelly Rooney, and for the transition of Michael Croatti from his role as Executive Vice President, Operations.